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EXHIBIT 1A-6-2

MATERIAL CONTRACTS

ASSIGNMENT OF INTELLECTUAL PROPERTY

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ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Agreement”) is entered into as of February 1st, 2021 (the “Effective Date”) between Seawolf Brewery LLC, a Delaware Limited Liability Company (“Seawolf”), and Armed Forces Brewing Company, Inc., a Delaware corporation (“Armed Forces”).

1.RECITALS

WHEREAS, Seawolf does not have the funding necessary to continue to operate as a viable company and that it cannot fund its purpose for being organized – to establish and operate a restaurant in Annapolis, Maryland and to brew beer at the restaurant’s companion craft brewery; and

WHEREAS, Seawolf has received an offer to sell certain assets and intellectual property to Armed Forces and desires to consummate that sale;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

2.AGREEMENT

1.DEFINITIONS

1.1“Assigned Intellectual Property” has the meaning set forth in Section 2.1 (Assigned Intellectual Property).

1.2“Assigned Other Property” means any and all (a) property, including but not limited to domain names, social media accounts, contracts, business arrangements, recipes or formulas developed for food or beverages including beer by Seawolf; (b) all goodwill associated with the business related to such domain names, social media accounts, contracts, business arrangements, recipes or formulas; and (c) all rights with respect to such domain names, social media accounts, contracts, business arrangements, recipes or formulas.

1.3“Assigned Trademarks” means: (a) the Trademarks identified on Exhibit A; (b) all goodwill associated with the business related to such Trademarks; and (c) all rights with respect to such Trademarks.

1.4“Copyrights” means: (a) any rights in original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. § 101 et. seq.; (b) all registrations and applications to register the foregoing anywhere in the world; (c) all foreign counterparts and analogous rights anywhere in the world; and (d) all rights in and to any of the foregoing.

1.5“Intellectual Property” means all rights in Copyrights, Patents, Trademarks, Technology and any other proprietary rights relating to intangible property anywhere in the world,

and all registrations and applications related to any of the foregoing and analogous rights thereto anywhere in the world.

1.6“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency, or political subdivision thereof.

1.7“Registered Intellectual Property” means Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any governmental or quasi-governmental agency or non-governmental registrar (whether provisional, supplemental, or otherwise), anywhere in the world.

1.8“Trademarks” means: (a) trademarks, service marks, logos, trade dress and trade names, and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise); (b) all registrations and applications to register the foregoing anywhere in the world; (c) all goodwill associated therewith; and (e) all rights in and to any of the foregoing.

2.ASSIGNMENT AND TRANSFER OF INTELLECTUAL PROPERTY

2.1Assigned Intellectual Property. In accordance with this Agreement, Seawolf hereby sells, assigns, conveys, transfers and agrees to deliver to Armed Forces, and Armed Forces hereby acquires from Seawolf, all right, title and interest in the United States and throughout the world in and to the following (collectively, the “Assigned Intellectual Property”):

(a)all Assigned Trademarks including, without limitation, the Intellectual Property listed and described in Exhibit A, and all tangible embodiments of any of the foregoing, in any form and in any media, in the possession of any member of the Seawolf or other Persons engaged or retained by any member of Seawolf, subject to all licenses and covenants not to assert with respect to any of the foregoing entered into prior to the Effective Date;

(b)the exclusive right to grant licenses and rights under and with respect to any of the Intellectual Property referenced in Section 2.1(a), and to sue for any infringement occurring before or after the Effective Date as well as all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the Effective Date; and

(c)the exclusive right to apply for and obtain statutory rights and registrations with respect to any Intellectual Property referenced in Section 2.1(a), including without limitation any Intellectual Property conceived, developed or reduced to practice prior to the Effective Date solely by individuals who were Seawolf members, contractors, officers, managers or employees and became Armed Forces shareholders, contractors, officers, directors or employees after the Effective Date.

2.2Mandatory Laws. If and to the extent that, as a matter of law in any jurisdiction, ownership, title, or any rights or interest in or to any of the Assigned Intellectual Property cannot be assigned as provided in Section 2.1 (Assigned Intellectual Property) (i) Seawolf irrevocably agrees to assign and transfer, and hereby assigns and transfers to Armed Forces all rights (including, without limitation, all economic and commercialization rights) that can be assigned pursuant to Section 2.1 (Assigned Intellectual Property) to the fullest extent permissible; and (ii) Seawolf irrevocably agrees to grant, and hereby grants, Armed Forces an unlimited, exclusive, irrevocable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any rights to Assigned Intellectual Property that cannot be assigned as contemplated by Section 2.1 (Assigned Intellectual Property).

2.3Supplemental Document Deliveries. On the Effective Date, each of Seawolf and Armed Forces shall deliver to the other all of the documents and instruments needed to be duly executed where appropriate by the applicable party(ies) to allow the transactions contemplated in this Agreement to occur as soon as possible.

3.ASSIGNMENT AND TRANSFER OF OTHER PROPERTY

3.1Assigned Other Property. In accordance with this Agreement, Seawolf hereby sells, assigns, conveys, transfers and agrees to deliver to Armed Forces, and Armed Forces hereby acquires from Seawolf, all right, title and interest in the United States and throughout the world in and to the following (collectively, the “Assigned Other Property”):

(a)Certain property listed in Exhibit B, including but not limited to domain names, social media accounts, contracts, business arrangements, recipes or formulas developed for food or beverages including beer by Seawolf; (b) all goodwill associated with the business related to such domain names, social media accounts, contracts, business arrangements, recipes or formulas; and (c) all rights with respect to such domain names, social media accounts, contracts, business arrangements, recipes or formulas and all tangible embodiments of any of the foregoing, in any form and in any media, in the possession of any member of Seawolf or other Persons engaged or retained by any member of Seawolf, subject to all licenses and covenants not to assert with respect to any of the foregoing entered into prior to the Effective Date; and

(b)the exclusive right to apply for and obtain statutory rights and registrations with respect to any property referenced in Section 3.1(a), including without limitation any such property conceived, developed or reduced to practice prior to the Effective Date solely by individuals who were Seawolf members, contractors, officers, managers or employees and became Armed Forces shareholders, contractors, officers, directors or employees after the Effective Date.

3.2Mandatory Laws. If and to the extent that, as a matter of law in any jurisdiction, ownership, title, or any rights or interest in or to any of the Assigned Other Property cannot be assigned as provided in Section 3.1 (i) Seawolf irrevocably agrees to assign and transfer, and hereby assigns and transfers to Armed Forces all rights (including, without limitation, all economic and commercialization rights) that can be assigned pursuant to Section 3.1 to the fullest extent permissible; and (ii) Seawolf irrevocably agrees to grant, and hereby grants, Armed Forces an unlimited, exclusive, irrevocable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any rights to Assigned Other Property that cannot be assigned as contemplated by Section 3.1.

3.3Supplemental Document Deliveries. On the Effective Date, each of Seawolf and Armed Forces shall deliver to the other all of the documents and instruments needed to be duly executed where appropriate by the applicable party(ies) to allow the transactions contemplated in this Agreement to occur as soon as possible.

4.NO REPRESENTATIONS OR WARRANTIES

ARMED FORCES ACKNOWLEDGES AND AGREES THAT: (A) NO MEMBER OF SEAWOLF IS MAKING IN THIS AGREEMENT (OR ANY OTHER AGREEMENT CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE) ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION, QUALITY, MERCHANTABILITY OR FITNESS OF ANY ASSIGNED INTELLECTUAL OR OTHER PROPERTY; (B) ALL SUCH ASSIGNED INTELLECTUAL OR OTHER PROPERTY SHALL BE TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS; AND (C) ARMED FORCES AND ITS AFFILIATES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN IT OR THEM GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, PLEDGE, LIEN, CHARGE, CLAIM OR OTHER ENCUMBRANCE OF ANY NATURE WHATSOEVER.

5.MISCELLANEOUS

5.1Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise).

5.2Jurisdiction. If any Dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group members to irrevocably):

(a)consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware;

(b)waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient; and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

5.3Dispute Resolution.

(a)Seawolf and Armed Forces mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and will cause their respective members and others to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto or thereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between

Seawolf and Armed Forces as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, will be referred for resolution to an alternative dispute resolution process (“ADR”). If either Seawolf or Armed Forces demands mediation of the Dispute by written notice to the other, in which case the two parties will select a mediator within ten (10) days after the demand. Neither party may unreasonably withhold consent to the selection of the mediator. The parties may agree to replace mediation with some other form of non-binding ADR such as neutral fact finding or mini-trial. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Each of Seawolf and Armed Forces will bear its own costs of mediation or other form of ADR, but both parties will share the costs of the mediator or other arbiter equally.

(b)Non-Exclusive Remedy – Nothing in this Section 5.3 (Dispute Resolution) will prevent either Seawolf or Armed Forces from commencing formal litigation proceedings or seeking injunctive or similar relief if: (i) the Dispute has not been resolved within forty-five (45) days after commencement of the applicable ADR process; or (ii) any delay resulting from efforts to mediate such Dispute could result in serious and irreparable injury to either Seawolf or Armed Forces.

5.5Binding Effect and Assignment. This Agreement binds and benefits the parties and their respective successors and assigns, neither party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other party which consent may be withheld in its sole and absolute discretion and any assignment or attempted assignment in violation of the foregoing will be null and void.

5.6Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

5.7Entire Agreement. This Agreement constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained in this Agreement are superseded by this Agreement.

5.8Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of both parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

5.9Expenses. Except as otherwise provided in this Agreement, all costs, fees and expenses of either party in connection with the transactions contemplated by this Agreement will be paid by the party that incurs such costs and expenses.

5.10Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

5.11Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

5.12Authority. Each of the parties hereto represents to the other that: (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement,

(b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

5.13 Construction.

(a)Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.

(b)The captions, titles and headings, and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c)This Agreement is for the sole benefit of the parties hereto and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee, member or shareholder holder of Seawolf or Armed Forces) other than the parties signing this Agreement.

(d)The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(e)Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer on the day and year first above written.

3.SEAWOLF BREWERY, LLC.

By:

Name: Title:

Amit Rupani

CEO

4.ARMED FORCES BREWING COMPANY INC.

By:

Name:

Alan Beal

Title: CEO

EXHIBIT A

Trademark issued by USPTO for CAT SHOT

Trademark issued by USPTO for LIBERTY DESERVES A GREAT BEER

EXHIBIT B

Domain name: www.seawolfbrewery.com

Social media pages and content including but not limited to Facebook, Twitter, Instagram, YouTube and LinkedIn.

E-mail accounts for the seawolfbrewery.com domain

Recipes for beer including, but not limited to Special Hops IPA and Cat Shot Lager Contract with Barrel Beverage Distributors of Virginia

Certificate/Exemption of Label/Bottle Approval for CAT SHOT Certificate/Exemption of Label/Bottle Approval for SPECIAL HOPS IPA Certificate/Exemption of Label/Bottle Approval for SPECIAL HOPS Other property not listed above but agreed to be assigned by the parties.